Exhibit 3.31
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
1.	Name of Limited Liability Company: HomeLogic LLC
2.	The Certificate of Formation of the limited liability company is hereby amended as follows: Strike out the statement relating to the limited liability company’s registered office and registered agent and substitute in lieu thereof the following statement: “The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.”

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 6th day of August, A.D. 2007.

By :	/s/ Edward J. Cooney

Authorized Person(s)

Name:	Edward J. Cooney; VP and Treasurer

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STATE OF DELAWARE

CERTIFICATE OF FORMATION OF TUCKER BROOK LLC
     THIS CERTIFICATE OF FORMATION of Tucker Brook LLC (the “Company”), dated as of December 13, 2001, is executed and filed by Donald W. Parker, duly authorized to execute and file this Certificate, for the purpose of forming the Company as a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).
     1. Name. The name of the limited liability company is Tucker Brook LLC.
     2. Registered Office: Registered Agent. The Company’s Registered Office in the State of Delaware is to be located at 1209 Orange Street in the City of Wilmington, County of New Castle. The Resident Agent in charge thereof is: The Corporation Trust Company.
     3. Effective Date. The effective date of the formation of the Company shall be December 13, 2001.
     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the date first above written.

/s/ Donald W. Parker Authorized Signatory
Donald W. Parker